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                                                                    EXHIBIT 11.1


                   MONARCH DENTAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                  (Dollars in thousands, except per share data)

                                                                   Year Ended December 31,
                                                                  ------------------------
                                                                   1999            1998
                                                                  -------        --------
Net income (loss)                                                 $ 6,581        $   (424)
                                                                  =======        ========

Weighted average common shares outstanding                         12,507          10,805
Weighted average common equivalent shares outstanding                   7              --
                                                                  -------        --------
Weighted average common and common equivalent
  shares outstanding                                               12,514          10,805
                                                                  =======        ========

NET INCOME (LOSS) PER COMMON SHARE:

Net income (loss)                                                 $  0.53        $  (0.04)
                                                                  =======        ========

NET INCOME (LOSS) PER SHARE - ASSUMING DILUTION:

Net income (loss)                                                 $  0.53        $  (0.04)
                                                                  =======        ========